Exhibit 10.4

AXIS CAPITAL HOLDINGS LIMITED

NON-EMPLOYEE DIRECTOR COMPENSATION

(Approved September 7, 2007)

Cash Compensation

1)                                      Annual retainer for all non-employee directors of $50,000

2)                                      Committee Chairs receive the following additional annual cash retainer:

Committee Chair	Annual Retainer
Corporate Governance and Nominating Committee	$5,000
Risk Committee	$10,000	(1)
Finance Committee	$10,000	(1)
Compensation Committee	$10,000	(1)
Audit Committee	$20,000	(1)

3)                                      The lead (presiding) director of meetings of non-management directors receives an additional annual cash retainer of $15,000.

4)                                      Fees for attendance at meetings as follows:

Type of Meeting	Attendance Fee
Board meetings	$3,000
Committee meetings	$1,500

Equity Compensation

•                  Each non-employee director is entitled to an annual grant of restricted shares, valued at $100,000(2) based on the fair market value of the common shares on the tenth business day after January 1.

Deferred Compensation Plan

•                  Each non-employee director can elect to participate in the AXIS Capital Holdings Limited 2003 Directors Deferred Compensation Plan, an unfunded nonqualified deferred compensation plan. The plan allows participating directors to elect (1) the amount of cash or stock received as fees for services to be deferred (expressed as a dollar amount, number of shares or percentage) and (2) the form in which payment

(1)Effective January 1, 2008.  For 2007, Committee Chair retainers (other than the Audit Committee) and the lead (presiding) director retainer were all $5,000, and the Audit Committee Chair retainer was $10,000.

(2)Effective January 1, 2008.  For 2007, the annual grant value was $65,000.

is to be made (lump sum or three annual installments) following termination of service as a director. All deferred amounts are 100% vested.

•                  Directors who choose to defer fees otherwise payable in shares are credited a number of phantom stock units equal in amount to the number of shares of stock deferred. When a cash dividend is paid on the stock, the portion of the participant’s deferral account denominated in phantom share units is credited with additional phantom share units.

•                  Directors who choose to defer fees otherwise payable in cash are credited with interest on their cash deferral, compounded annually, at a rate of 1% above the 12-month LIBOR rate for deposits of U.S. dollars reported on the first business day of the year.

Compensation Elections

•                  Prior to each calendar year, each non-employee director can elect to receive common shares in lieu of their cash compensation or cash in lieu of their equity compensation otherwise payable to the director in that calendar year.